                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ALLAIRE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              ALLAIRE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 17, 2000

     Allaire hereby gives notice that it will hold its Annual Meeting of Stockholders at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109 on Wednesday, May 17, 2000, beginning at 10 a.m., local time, for the following purpose:

     1. To consider and vote upon the election of seven directors of Allaire Corporation.

     The Board of Directors has fixed the close of business on April 3, 2000 as the record date for the determination of the stockholders of Allaire entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          David J. Orfao
                                          President and Chief Executive Officer

Cambridge, Massachusetts
April 17, 2000

                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                      PLAN TO ATTEND THE SPECIAL MEETING.

                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                            CAMBRIDGE, MASSACHUSETTS
                                 (617) 761-2000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000

     This proxy statement and the enclosed form of proxy relates to the annual meeting of stockholders of Allaire Corporation. The annual meeting will take place as follows:

Date:  Wednesday, May 17, 2000
Time:  10 a.m.
Place: Foley, Hoag & Eliot LLP
       One Post Office Square
       Boston, Massachusetts 02109

     The board of directors of Allaire is soliciting proxies for the annual meeting and adjournments of the annual meeting. If a stockholder returns a properly executed proxy, the shares represented by the proxy will be voted in accordance with the stockholder's directions. If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends. Allaire encourages its stockholders to vote on all proposals.

     Allaire is mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 17, 2000.

PURPOSE OF THE ANNUAL MEETING

     At the annual meeting, Allaire will submit one proposal to the stockholders:

     Proposal One: To elect seven directors of Allaire Corporation.

     Currently, Allaire does not intend to submit any other proposals to the stockholders at its annual meeting. The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

RECORD DATE

     The board of directors of Allaire has fixed the close of business on Monday, April 3, 2000 as the record date for the annual meeting. Only stockholders of record on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting. At the close of business on April 3, 2000, there were issued and outstanding 27,013,638 shares of Allaire's common stock, each of which entitles its holder to cast one vote.

QUORUM

     Allaire's by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting. Allaire will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the meeting. In general, Allaire will count abstentions and broker "non-votes" as present or represented for purposes of determining the existence of a quorum. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

TABULATION OF VOTES

     Proposal One. The election of the directors of Allaire will require the affirmative vote of a plurality of the shares of common stock properly cast on the proposal. Abstentions and broker non-votes will not count as votes cast for or against the election of the director nominees and accordingly will not affect the outcome of the vote.

     EquiServe, Allaire's transfer agent, will tabulate votes at the annual meeting.

REVOCATION OF PROXY

     A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised at the annual meeting.

SOLICITATION OF PROXIES

     Allaire will pay its own costs of soliciting proxies. Allaire will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names. Certain directors, officers and employees of Allaire may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Allaire expects that the expenses of this special solicitation will be nominal. At present, Allaire does not expect to pay any compensation to any person for the solicitation of proxies, although Allaire may engage a third-party proxy solicitation firm in connection with the annual meeting.

                 MATTER TO BE CONSIDERED AT THE ANNUAL MEETING

                                  PROPOSAL ONE

                ELECTION OF THE DIRECTORS OF ALLAIRE CORPORATION

     Proposal One concerns the election of the directors of Allaire.

     Allaire's board currently consists of seven directors. The board of directors has nominated the following seven individuals to serve as directors of Allaire for the upcoming year:

          1. Mr. Joseph J. Allaire, our Founder and Executive Vice-President, Products, who has served as Chairman of the board of directors since Allaire's inception in May 1995.

          2. Mr. David J. Orfao, our President and Chief Executive Officer, who has served as a director of Allaire since February 1997.

          3. Mr. Jonathan A. Flint, who has served as a director of Allaire since June 1996.

          4. Mr. John J. Gannon, who has served a director of Allaire since December 1996.

          5. Mr. Thomas A. Herring, who has served as a director of Allaire since June 1997.

          6. Mr. Ronald G. Ward, who has served as a director of Allaire since February 2000.

          7. Dr. W. Frank King III, who has served as a director of Allaire since April, 2000.

     If the stockholders elect these individuals as directors of Allaire at the annual meeting, each of them will hold office until the annual meeting of stockholders in 2001 and until his successor is duly elected and qualified. Each of these individuals has agreed to serve if elected, and Allaire has no reason to believe that any of them will be unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. ALLAIRE, MR. ORFAO, MR. FLINT, MR. GANNON, MR. HERRING, MR. WARD AND DR. KING AS DIRECTORS OF ALLAIRE.

                        EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Allaire, and their ages and positions, as of April 15, 2000 are as follows:

                 NAME                    AGE                          POSITION
                 ----                    ---                          --------
David J. Orfao.........................  40    President, Chief Executive Officer and Director
Joseph J. Allaire......................  30    Chairman of the Board of Directors and Executive Vice
                                               President, Products
David A. Gerth.........................  48    Vice President, Finance and Operations, Chief
                                               Financial Officer and Treasurer
Amy E. Lewis...........................  42    Vice President, Worldwide Sales
Stephen F. Clark.......................  34    Vice President, Marketing
Jack P. Lull...........................  41    Vice President, Engineering and Development
Jeremy D. Allaire......................  28    Chief Technology Officer
Jonathan A. Flint......................  48    Director
John J. Gannon.........................  45    Director
Thomas A. Herring......................  49    Director
Ronald G. Ward.........................  52    Director
W. Frank King III......................  60    Director

     DAVID J. ORFAO has served as Allaire's President and Chief Executive Officer and as a director since February 1997. From November 1995 until December 1996, Mr. Orfao served as Senior Vice President, Worldwide Sales, Marketing and Service for SQA, Inc. From August 1993 until October 1995, he served as Senior Vice President, Worldwide Sales, Support and Channel Marketing for Claris Corporation. Prior to that, Mr. Orfao held a series of sales and operational positions of increasing responsibility at Frame Technology Corporation since 1988.

     JOSEPH J. ALLAIRE founded Allaire in May 1995 and served as Chairman of the Board of Directors, Chief Executive Officer and President from inception to January 1997. Since January 1997, Mr. Allaire has continued to serve as Chairman of the Board of Directors and Executive Vice President, Products. Mr. Allaire also served as Allaire's Chief Technology Officer from January 1997 until January 2000. From September 1993 to June 1995, Mr. Allaire performed software engineering services for several private companies.

     DAVID A. GERTH has served as Allaire's Vice President, Finance and Operations, Chief Financial Officer and Treasurer since April 1997. From November 1995 to April 1997, Mr. Gerth served as Chief Financial Officer for Visibility Software, Inc., a software company. From July 1995 to November 1995, he served as Chief Financial Officer for Computron Software, Inc., a software company. From April 1994 to July 1995, Mr. Gerth served as Director of Finance for Powersoft Corporation, a software company. Prior to that, Mr. Gerth served in a number of financial roles of increasing responsibility for Computervision Corporation since 1981.

     AMY E. LEWIS has served as Allaire's Vice President, Worldwide Sales since April 1997. From June 1995 to March 1997, Ms. Lewis served as Director, North America Field Sales for Claris Corporation. Prior to that, Ms. Lewis served as Manager, North America Channel Sales for Apple Computer since April 1994. From February 1987 to December 1993, she was Director of Sales for Farallon Communications, Inc., a networking hardware and software company.

     STEPHEN F. CLARK has served as Allaire's Vice President, Marketing since September 1998. From January 1996 through September 1998, Mr. Clark held a number of marketing positions of increasing responsibility at Sybase, Inc. a computer software company, including Vice President, Tools and Application Servers and Vice President and General Manager, Design Tools. From June 1993 to December 1995, Mr. Clark was a Product Marketing Manager for Powersoft.

     JACK P. LULL has served as Allaire's Vice President, Engineering and Development since December 1996. From January 1996 to August 1996, Mr. Lull served as Director of Development for Integrated Industrial

Information, Inc., a computer consulting company. From January 1993 to December 1995, Mr. Lull served as Director of Development for Powersoft.

     JEREMY D. ALLAIRE has been affiliated with Allaire Corporation since June 1995, and has served as Allaire's Chief Technology Officer since January 2000. From June 1995 until his appointment as Chief Technology Officer, Mr. Allaire held a number of positions of increasing responsibility at Allaire, including Vice President of Technology Strategy and Director of Technology Strategy.

     JONATHAN A. FLINT has served as a director of Allaire since June 1996. Since May 1995, Mr. Flint has been a founder and a General Partner of Polaris Venture Partners, a management company affiliated with Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P. (together, the "Polaris Entities"). Prior to that, Mr. Flint was a General Partner of certain funds managed by Burr, Egan, Deleage & Co., a venture capital firm and the lead venture investor in Powersoft, a leading provider of application development tools. Mr. Flint served as a director of Powersoft from 1991 to 1995. Mr. Flint also serves as a director of Centra Software, Inc.

     JOHN J. GANNON has served as a director of Allaire since December 1996. Since June 1998, Mr. Gannon has served as a General Partner and Chief Financial Officer of Polaris Venture Partners, a management company affiliated with the Polaris entities. From June 1996 to April 1998, Mr. Gannon served as the Chief Financial Officer for Firefly Network, Inc., an Internet software company. From October 1992 to June 1996, Mr. Gannon worked for Powersoft, where he held several positions including Chief Financial Officer and Vice President of Finance and Administration.

     THOMAS A. HERRING has served as a director of Allaire since June 1997. In October 1998, Mr. Herring joined Polaris Venture Partners, a management company affiliated with the Polaris Entities, as a Venture Partner. He was promoted to General Partner of Polaris Venture Partners in January 2000. From December 1997 until October 1998, Mr. Herring served as Senior Vice President of Compuware Corporation, which acquired Nu-Mega Technologies, Inc. in December 1997. From May 1996 to December 1997, Mr. Herring was the President and Chief Executive Officer of Nu-Mega Technologies. From July 1995 to June 1996, Mr. Herring was Vice President of Corporate Marketing for Sybase. Prior to that, he was Vice President, Worldwide Marketing and Business Development for Powersoft since June 1990. Mr. Herring also serves as a director of PSW Technologies, Inc., a provider of software services.

     RONALD G. WARD has served as a director of Allaire since February 2000. Mr. Ward is currently a private investor. From November 1998 until October 1999, Mr. Ward was Vice President of Local Portal Service for the Zip2.com operating division of AltaVista Company, which operates an internet portal site. From August 1996 until November 1998, Mr. Ward served as Vice President and General Manager of the Enterprise Solutions Division of Compaq Computer Corporation, a computer hardware company. Prior to that, he was Vice President of Product Development and Division Officer, Systems Software, for Compaq since 1991.

     W. FRANK KING III has served as a director of Allaire since April, 2000. Dr. King is currently a private investor. From 1992 to August 1998, he was Chief Executive Officer and a director of PSW Technologies, Inc. From 1988 until November 1991, Dr. King was Senior Vice President of Development of Lotus Development Corporation. Prior to joining Lotus he served in various positions with IBM Corporation, including his last position as Vice President of Development for the entry system division. He is also a director of Auspex Systems, Inc., a provider of network-attached storage devices; eOn Communications Corporation, formerly known as Cortelco Systems, Inc., a provider of telecommunications applications; Excalibur Technologies Corporation, a developer of document management software; Natural Microsystems, Inc. a developer of telphony products; PSW Technologies, Inc.; and Perficient, Inc., a provider of virtual professional services organizations to Internet software companies.

     Executive officers are elected by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. Joseph J. Allaire and Jeremy Allaire are brothers. There are no other family relationships among the directors and executive officers of Allaire.

COMMITTEES AND MEETINGS OF THE BOARD

     During 1999, the Board met 4 times and acted by unanimous written consent 3 times. No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.

     The board of directors has a compensation committee and an audit committee. The compensation committee, currently composed of Messrs. Flint and Gannon, provides recommendations to the board of directors concerning salaries and incentive compensation for employees of and consultants to Allaire. The compensation committee took action by written consent 30 times during 1999. The audit committee, currently composed of Messrs. Flint and Gannon, reviews the scope and results of the audit and other services provided by Allaire's independent public accountants. The audit committee met once during 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, no officer or employee of Allaire participated in deliberations of the Compensation Committee concerning the compensation of Allaire's executive officers. No executive officer of Allaire has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of Allaire.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Share and per share data have been restated to reflect the two-for-one split of Allaire's common stock in March 2000.

DIRECTOR COMPENSATION

     Allaire reimburses each director for expenses incurred in attending meetings of the board of directors but does not pay any separate fees for serving as directors.

     On December 31, 1996, Allaire granted to Mr. Gannon an option to purchase 50,000 shares of common stock at an exercise price of $0.25 per share. On June 18, 1997, Allaire granted to Mr. Herring an option to purchase 50,000 shares of common stock at an exercise price of $0.25 per share. These options will become exercisable for shares of common stock not subject to repurchase by Allaire according to the following schedule:

     - 25% of the option shares one year from the grant date; and

     - 1/36 of the remaining shares on the first of each month thereafter for 36 months.

     These options have maximum terms of 10 years measured from the grant date, subject to earlier termination following the cessation of the respective director's service on the board of directors.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation information for Allaire's Chief Executive Officer and the four other most highly compensated executive officers who were employed by Allaire as of December 31, 1999 (the "Named Executive Officers"). For Mr. Orfao, the number of securities underlying options excludes 50,000 shares of common stock underlying a below-market option granted in 1998 in lieu of a cash bonus for services rendered in 1997. The amount listed as Ms. Lewis' bonus for each year represents commissions earned.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                     ANNUAL COMPENSATION              NUMBER OF
                                             ------------------------------------     SECURITIES
                                                                     OTHER ANNUAL     UNDERLYING
    NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS      COMPENSATION      OPTIONS
    ---------------------------      ----     ------      -----      ------------     ----------
David J. Orfao.....................  1999    $200,826    $155,000        $ --             0
  President, Chief Executive         1998    $167,355    $ 58,800        $ --             0
  Officer and Director               1997    $134,155    $     --        $ --             0

Joseph J. Allaire..................  1999    $175,770    $ 94,938        $ --             0
  Chairman of the Board of           1998    $162,124    $ 59,963        $ --             0
  Directors and Executive Vice       1997    $155,251    $ 15,500        $ --             0
  President, Products

Amy E. Lewis.......................  1999    $125,622    $137,025        $ --             0
  Vice President, Worldwide Sales    1998    $114,636    $ 84,533        $ --             0
                                     1997    $ 83,771    $ 59,700        $ --             0

David A. Gerth.....................  1999    $160,853    $ 49,600        $ --             0
  Vice President, Finance and        1998    $151,159    $ 30,329        $ --             0
  Operations, Chief Financial        1997    $104,849    $ 14,500        $ --             0
  Officer & Treasurer

Stephen F. Clark...................  1999    $148,182    $ 46,500        $ --             0
  Vice President, Marketing          1998    $ 51,455    $ 10,000        $ --             0
                                     1997    $     --    $     --        $ --             0

  Option Grants in Last Fiscal Year

     The following table sets forth grants of stock options to each of the Named Executive Officers during 1999. No stock appreciation rights were granted during 1999. The amounts reported as the potential realizable values for the option grants represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation, 5% and 10%, compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF
                            NUMBER OF     PERCENT OF                                    STOCK PRICE
                            SECURITIES   TOTAL OPTIONS   EXERCISE                    APPRECIATION FOR
                            UNDERLYING    GRANTED TO      OR BASE                       OPTION TERM
                             OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
                             GRANTED      FISCAL YEAR      SHARE        DATE          5%          10%
                            ----------   -------------   ---------   ----------   ----------   ----------
David J. Orfao............         0          --              --           --     $       --   $       --
Joseph J. Allaire.........         0          --              --           --     $       --   $       --
Amy E. Lewis..............    70,000           2%         $24.75      8/13/09     $1,089,560   $2,761,159
David A. Gerth............    50,000           1%         $24.75      8/13/09     $  778,257   $1,972,256
Stephen F. Clark..........    20,000           *          $24.75      8/13/09     $  311,303   $  788,903

---------------
* Represents a percentage of total options granted of less than one percent.

  Option Exercises and Fiscal Year-End Values

     The following table sets forth certain information regarding stock options exercised by Named Executive Officers during 1999, and exercisable and unexercisable stock options held as of December 31, 1999 by each of the Named Executive Officers. Although the options listed as unexercisable were in fact exercisable at December 31, 1999, the shares of common stock issuable upon exercise of these options would be subject to Allaire's right to repurchase at the option exercise price. Such right of repurchase expires according to the original option vesting schedule. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the closing price of Allaire's common stock on December 31, 1999, which was $73.16.

                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                       OPTIONS AT YEAR-END           AT FISCAL YEAR-END
                        ACQUIRED       VALUE      ---------------------------   ---------------------------
                       ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       -----------    --------    -----------   -------------   -----------   -------------
David J. Orfao.......        --              --     272,500        297,500      $19,866,953    $21,689,609
Joseph J. Allaire....        --              --          --             --               --             --
Amy E. Lewis.........        --              --          --         70,000               --    $ 3,388,438
David A. Gerth.......        --              --          --         50,000               --    $ 2,420,313
Stephen F. Clark.....    28,000      $1,013,720      15,334        121,666      $ 1,037,058    $ 7,824,799

SEVERANCE ARRANGEMENT; CHANGE IN CONTROL ARRANGEMENTS

     Mr. Orfao, our Chief Executive Officer, is entitled to continue to receive his base salary and benefits for 12 months in the event he is involuntarily terminated for reasons other than cause. Additionally, Mr. Orfao is entitled to accelerated vesting of 100% of his unvested options to purchase common stock in the event there is a change in control, as defined in his option agreement, of Allaire and

     - he is terminated without cause within six months of the change in control;

     - he is not offered a position with the successor comparable to his current position with Allaire after the change in control; or

     - he is removed from a comparable position within six months of the change in control.

     Each executive officer of Allaire other than Mr. Orfao is entitled to accelerated vesting of 50% of his or her unvested options to purchase common stock in the event of a change in control, as defined in each such officer's option agreement, of Allaire and

     - such officer is terminated without cause within six months of the change in control;

     - such officer is not offered a position with the successor comparable to his or her current position with Allaire after the change in control; or

     - such officer is removed from a comparable position within six months of the change in control.

     Our 1997 and 1998 Stock Incentive Plans and the underlying option agreements provide for the accelerated vesting of all unvested options and other rights granted pursuant to the plan in the event there is a merger or consolidation involving Allaire, unless appropriate provision shall be made for outstanding options and other rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation (or the parent of such surviving corporation).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee established by the board of directors is currently composed of Mr. Jonathan A. Flint and Mr. John J. Gannon. The compensation committee has general responsibility for Allaire's executive compensation policies and practices, including making specific recommendations to the board of directors concerning salaries and incentive compensation for Allaire's executive officers. The following report is made by Messrs. Flint and Gannon, as the members of the compensation committee during 1999, and summarizes Allaire's executive officer compensation policies for 1999.

  Compensation Objectives

     Allaire's executive compensation programs are generally designed to relate a substantial part of executive compensation to improvements in Allaire's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are guided by the following underlying principles:

     - to establish incentives that will link executive officer compensation to Allaire's financial performance and will motivate executives to attain Allaire's quarterly and annual financial targets; and

     - to provide a total compensation package which is competitive among companies in the industry and will assist Allaire in attracting and retaining executives who will contribute to the long-term financial success of Allaire.

  Executive Compensation Programs

     Allaire's compensation package consists of three principal components: (1) salary; (2) long-term incentive compensation in the form of stock options; and
(3) cash bonuses tied to annual performance. Allaire's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

     Allaire's executive officer compensation policy emphasizes stock options and bonuses which align the interests of management with the stockholders' interest in the financial performance of Allaire for fiscal quarters, the fiscal year and the longer term. In granting stock options, the Compensation Committee considers in part the value of options held by the executive officers and the extent to which the Compensation

Committee believes that those options will provide sufficient motivations to the executive officers to achieve Allaire's goals.

     In 1999, the Compensation Committee granted stock options under Allaire's 1998 Stock Incentive Plan to Stephen F. Clark, David A. Gerth and Amy E. Lewis. See "Option Grants in Last Fiscal Year." Twenty-five percent of the shares subject to each of these options will vest on the one-year anniversary of the date of grant, with 1/36 of the remaining shares subject to the option vesting monthly thereafter. The Compensation Committee believes that the grant of options that vest over an extended period provides significant incentive for executive officers to continue their efforts on behalf of Allaire and to create long-term value for Allaire's stockholders.

     In setting salaries, primary consideration was given to the executive officers' salaries for the previous fiscal year, with adjustments for certain officers in light of industry conditions, individual contributions and the improved financial performance of Allaire.

  Chief Executive Officer Compensation

     Consistent with the overall executive officer compensation policy, Allaire's approach to its Chief Executive Officer's compensation package in fiscal 1999 was to be competitive with other companies in the industry. The compensation committee believes that this approach provides additional incentive to Allaire's Chief Executive Officer to achieve Allaire's performance goals and enhance stockholder value.

     Salary for Allaire's Chief Executive Officer was designed to give him assurance of a base level of compensation commensurate with his position and duration of employment with Allaire and to be competitive with salaries for officers holding comparable positions in the industry. David J. Orfao served as Chief Executive Officer of Allaire for all of 1999 and, together with other executive officers of Allaire, successfully managed Allaire through its initial public offering and a follow-on offering of Allaire's common stock during 1999. Mr. Orfao received a significant bonus in recognition of these efforts and the growth of Allaire in 1999 under his leadership.

  Policy Regarding Section 162(m) of the Internal Revenue Code

     The Securities and Exchange Commission requires that this report comment upon the compensation committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits Allaire's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by Allaire while simultaneously providing executive officers of Allaire with appropriate rewards for their performance. The aggregate base salaries and bonuses of each of Allaire's executive officers have not historically exceeded, and are not in the forseeable future expected to exceed, the $1.0 million limit, and options under Allaire's stock incentive plans are intended to qualify as performance-based compensation.

                                                The Compensation Committee

                                                    Jonathan A. Flint
                                                      John J. Gannon

PERFORMANCE GRAPH

     The following performance graph compares the performance of Allaire's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the Hambrecht & Quist Internet 100 Index. The cumulative stockholder returns for shares of Allaire's common stock and for the market and industry indicies are calculated assuming $100 was invested on January 22, 1999, the date on which Allaire's common stock commenced trading on the Nasdaq National Market, and assuming shares of Allaire's common stock were purchased at the initial public offering price of the common stock. Allaire paid no cash dividends during the periods shown below. The performance of the market and industry indices is shown on a total return, or dividends reinvested, basis.

                COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
                           AMONG ALLAIRE CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE CHASE H & Q INTERNET 100 INDEX

                                                                               NASDAQ STOCK MARKET
                                                   ALLAIRE CORPORATION               (U.S.)              CHASE H&Q INTERNET 100
                                                   -------------------         -------------------       ----------------------
01/22/99                                                 100.00                      100.00                      100.00
3/99                                                     155.43                      104.92                      134.02
6/99                                                     156.00                      114.81                      138.03
9/99                                                     128.00                      117.59                      141.88
12/99                                                    334.43                      173.25                      274.65

* $100 INVESTED ON 1/22/99 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS
  FISCAL YEAR ENDING DECEMBER 31.

                              CERTAIN TRANSACTIONS

SALES OF STOCK

     In January 1999, Allaire issued and sold 7,000 shares of its common stock to Jonathan A. Flint and 21,000 shares of its common stock to BancBoston Ventures, which at the time was a five-percent stockholder of Allaire, at a purchase price of $10.00 per share, in the initial public offering of Allaire's common stock.

ISSUANCE OF WARRANTS

     In March 1997 Allaire issued a warrant to Polaris Venture Partners L.P. to purchase 11,920 shares of common stock at an exercise price of $2.00 per share, and a warrant to Polaris Founders' Fund, L.P. to purchase 680 shares of common stock at an exercise price of $2.00 per share. Both warrants are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and both contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

ALIVE.COM, INC.

     Allaire was a party to certain agreements with Alive.com, inc., which was formerly known as Yesler Software, Inc. Initially capitalized in July 1998, Alive.com was created to develop, market and sell a commercial software application, originally conceived by developers at our company, and designed for use by individuals to create multimedia web-based presentations. The principal stockholders of Alive.com were Allaire, Weld, Brown LLC and the Polaris entities.

     We acquired our ownership interest in Alive.com under a Contribution and Restricted Stock Purchase Agreement dated July 14, 1998, between Allaire and Alive.com. Under this agreement, we acquired 907,591 shares of Alive.com common stock, representing on that date approximately 34% of the outstanding shares of capital stock of Alive.com. On the date we entered into this agreement with Alive.com, the Polaris entities purchased preferred stock of Alive.com representing approximately 33% of the outstanding shares of capital stock of Alive.com for $750,000.

     Also in connection with our acquisition of the Alive.com common stock, we entered into an original equipment manufacturer agreement with Alive.com, whereby we granted Alive.com the right to obtain, at a 95% discount, some of our commercial software products for distribution together with the Alive.com software as a single commercial unit.

     In December 1999, Alive.com was acquired by encoding.com, Inc. In this transaction, Allaire received shares of common stock of encoding.com in exchange for its shares of Alive.com. Shortly thereafter, encoding.com changed its name to Loudeye Technologies Inc.

     We believe that all transactions set forth above were made on terms no less favorable than would have been obtained from unaffiliated third parties.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Allaire's common stock as of March 20, 2000 by: (a) each person known by Allaire to be the beneficial owner of more than 5% of its common stock;
(b) each Named Executive Officer; (c) each of Allaire's directors; and (d) all executive officers and directors as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Allaire Corporation, One Alewife Center, Cambridge, MA 02140.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

     - shares of common stock issuable by Allaire pursuant to options which may be exercised within 60 days after March 20, 2000 and not subject to repurchase by Allaire; and

     - shares of common stock issuable by Allaire pursuant to warrants which may be exercised within 60 days after March 20, 2000.

     However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

     Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding includes: (a) 26,916,775 shares of common stock outstanding as of March 20, 2000; and (b) the presently exercisable options and presently exercisable warrants held by that person.

                                                              NUMBER OF SHARES    PERCENTAGE OF COMMON
                 NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    STOCK OUTSTANDING
                 ------------------------                    ------------------   --------------------
Joseph J. Allaire (1)......................................      3,190,000               11.9%
  Essex Investment Management Company (2)..................      1,339,612                5.0%
  125 High Street
  Boston, MA 02110
Jonathan A. Flint (3)......................................        160,548                   *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
David J. Orfao.............................................        403,700                1.5%
Amy E. Lewis...............................................        161,000                   *
David A. Gerth.............................................        181,000                   *
Stephen F. Clark...........................................         10,583                   *
John J. Gannon.............................................         10,410                   *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Thomas A. Herring..........................................         34,718                   *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Ronald G. Ward.............................................          1,000                   *
  16511 Southern Oaks Drive
  Houston, TX 77068
W. Frank King III..........................................              0                   *
  6300 Bridgepoint Parkway
  Building 3, Suite 200
  Austin, TX 78730
All executive officers and directors as a group (11
  persons).................................................      4,444,308               16.3%

---------------
* Represents beneficial ownership of less than 1%.

(1) Includes 140,000 shares of common stock that are subject to options to purchase held by Jeremy Allaire, Adam Berrey, and Simeon Simeonov, all of whom are employees of Allaire.

(2) The information in this table regarding Essex Investment Management Company is based solely upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. Essex Investment Management Company reported that it is an Investment Adviser registered under section 203 of the Investment Advisers Act and that it has sole voting power with respect to 955,280 shares of Allaire common stock and sole dispositive power with respect to 1,339,612 shares of Allaire common stock.

(3) Shares listed as owned by Mr. Flint include shares owned beneficially by Polaris Venture Partners L.P. and Polaris Founders' Fund L.P. However, Mr. Flint disclaims his beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Allaire's executive officers and directors, as well as persons who own more than 10% of a registered class of Allaire's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Regulations of the SEC require such executive officers, directors and stockholders to furnish Allaire with copies of all Section 16(a) forms they file.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to Allaire with respect to 1999, or written representations that Form 5 was not required for 1999, Aware believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

                            INDEPENDENT ACCOUNTANTS

     Allaire's board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit Allaire's financial statements for the fiscal year ending December 31, 2000.

     Allaire expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     If any stockholder would like to include a proposal in Allaire's proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the procedural requirements of the rules promulgated under the Securities Exchange Act of 1934. Among other requirements, Allaire must receive the proposal at its executive offices no later than December 11, 2000.

     In addition, Allaire's By-Laws provide that a stockholder desiring to bring business before any meeting of the stockholders must give timely written notice to Allaire in accordance with the procedural requirements set forth in Section
3.7 of Allaire's By-Laws. To bring an item of business before Allaire's 2001 annual meeting, a stockholder must deliver the requisite notice of such item to Allaire no earlier than February 9, 2001 and no later than March 11, 2001.

                             AVAILABLE INFORMATION

     Stockholders of record on April 3, 2000 will receive copies of this proxy statement and Allaire's annual report to stockholders, which contains detailed financial information concerning Allaire. Allaire will mail, without charge, a copy of Allaire's Annual Report on Form 10-K (excluding exhibits) to any stockholder whose proxy Allaire is soliciting if the stockholder requests it in writing. Please submit any such written request to:

                                  Allaire Corporation
                                  One Alewife Center
                                  Cambridge, MA 02140
                                  Attention: Investor Relations

                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000


The undersigned hereby constitutes and appoints Joseph J. Allaire, David J. Orfao and David A. Gerth, and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of Allaire Corporation (the "Company") held of record by the undersigned at the close of business on April 3, 2000, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 17, 2000, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, beginning at 10 AM, local time, and at any adjournments thereof.

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                  THE COMPANY.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR THE PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. A stockholder wishing to vote in accordance with the recommendation of the Board of Directors need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.


--------------------------------------------------------------------------------
  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, each person must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

---------------------------------------   --------------------------------------

---------------------------------------   --------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


ALLAIRE CORPORATION  1. ELECTION OF DIRECTORS

        NOMINEES:
                                                                                [ ]      [ ]       [ ]
        Joseph J. Allaire
        Jonathan A. Flint                                                        For      Withheld  For all nominees
        John J. Gannon                                                                              except as noted below
        Thomas A. Herring
        W. Frank King III                                                                           ----------------------
        David J. Orfao
        Ronald G. Ward                                                                              ----------------------



RECORD DATE SHARES
                        -------------------------



Please be sure to sign and date this Proxy.                Mark box at right if an address change or comments have     [ ]
                                                           been noted on the reverse side of this card.




----------------------              ------------------------                    ------------------------------
Shareholder sign here               Co-owner sign here                          Date


DETACH CARD                                                                                                             DETACH CARD



                               ALLAIRE CORPORATION


Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. The proposal which is discussed in detail in the enclosed proxy materials requires your immediate attention and approval.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 17, 2000.

Thank you in advance for your prompt consideration of this matter.


Sincerely,


Allaire Corporation